UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 3, 2004

Allstate Life Insurance Company
(Exact Name of Registrant as Specified in Charter)

Illinois	0-31248	36-2554642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3100 Sanders Road, Northbrook, Illinois		60062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 402-5000

Item 9.    Regulation FD Disclosure

The registrant furnishes below its Consolidated Statements of Operations for the three years ended December 31, 2003, 2002 and 2001 and Consolidated Statements of Financial Position as of December 31, 2003 and 2002, prepared in conformity with accounting principles generally accepted in the United States of America.

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions)	2003	2002	2001
	Est.
Revenues
Premiums (net of reinsurance ceded of $418, $393 and $323)	$959	$1,023	$1,046
Contract charges	872	853	821
Net investment income	3,082	2,978	2,833
Realized capital gains and losses	(84)	(422)	(207)

	4,829	4,432	4,493

Costs and expenses
Life and annuity contract benefits (net of reinsurance recoverable of $336, $387 and $277)	1,595	1,543	1,485
Interest credited to contractholder funds	1,764	1,691	1,670
Amortization of deferred policy acquisition costs	479	418	365
Operating costs and expenses	493	475	416
	4,331	4,127	3,936

Loss on disposition of operations	(45)	(3)	(4)

Income from operations before income tax expense and cumulative effect of change in accounting principle, after-tax	453	302	553
Income tax expense	162	57	179

Income before cumulative effect of change in accounting principle, after-tax	291	245	374

Cumulative effect of change in accounting principle, after-tax	(13)	—	(6)

Net income	$278	$245	$368

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
(in millions, except par value data)	2003	2002
	Est.
Assets
Investments
Fixed income securities, at fair value (amortized cost $48,401 and $41,723)	$51,578	$44,805
Mortgage loans	6,354	5,883
Equity securities	164	183
Short-term	765	839
Policy loans	686	692
Other	442	268

Total investments	59,989	52,670

Cash	121	252
Deferred policy acquisition costs	3,202	2,915
Reinsurance recoverables, net	1,185	1,046
Accrued investment income	567	534
Other assets	323	304
Separate Accounts	13,425	11,125

Total assets	$78,812	$68,846

Liabilities
Contractholder funds	$44,914	$38,858
Reserve for life-contingent contract benefits	10,480	9,733
Unearned premiums	32	24
Payable to affiliates, net	114	80
Other liabilities and accrued expenses	2,594	1,956
Deferred income taxes	779	708
Long-term debt	45	—
Separate Accounts	13,425	11,125

Total liabilities	72,383	62,484

Shareholder’s Equity
Redeemable preferred stock – series A, $100 par value, 1,500,000 shares authorized, 815,460 and 930,650 shares issued and outstanding	82	93
Redeemable preferred stock – series A subscriptions receivable	—	—
Common stock, $227 par value, 23,800 shares authorized and outstanding	5	5
Additional capital paid-in	1,067	1,067
Retained income	4,222	4,145
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	1,053	1,052

Total accumulated other comprehensive income	1,053	1,052

Total shareholder’s equity	6,429	6,362

Total liabilities and shareholder’s equity	$78,812	$68,846

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLSTATE LIFE INSURANCE COMPANY

By	/s/ Samuel H. Pilch

Name: Samuel H. Pilch
Title: Controller

March 3, 2004